Contact: Jack Lowry

Vice President of Finance and CFO

734-414-6100

PERCEPTRON ANNOUNCES APPOINTMENT OF BDO USA, LLP

AS INDEPENDENT AUDITOR

Plymouth, Michigan, January 8, 2013 – Perceptron, Inc. (NASDAQ: PRCP) today announced the appointment of BDO USA, LLP (“BDO”) as the Company’s new independent registered public accounting firm for its fiscal year ending June 30, 2013.

After a competitive bid process and approval by the Audit Committee of the Company’s Board of Directors, the Company dismissed Grant Thornton LLP and appointed BDO. The decision to change auditors was not the result of any disagreement between Perceptron and Grant Thornton on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure. Under the guidance of the Audit Committee, management conducted a competitive request for proposal of audit services. Management and the Audit Committee evaluated a number of potential firms that were invited to submit a proposal and the Company, with the approval of the Audit Committee, determined that BDO offered the broadest array of services at pricing that represented the best value for the Company. Perceptron does not anticipate any disruption to its business resulting from the transition between accounting firms.

About Perceptron®

Perceptron develops, produces, and sells non-contact measurement and inspection solutions for industrial applications. The Company’s products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement, scanning, and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs. The Company also offers Value Added Services such as training and customer support services. Headquartered in Plymouth, Michigan, Perceptron has approximately 230 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore, China and India. For more information, please visit www.perceptron.com.

Safe Harbor Statement

Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the Company’s expectation as to the transition between accounting firms. When we use words such as “expects,” “anticipates” or similar expressions, we are making forward-looking statements. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.

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